EXHIBIT 99a
WIRELINE DIVISION OF
ALLTEL CORPORATION
TABLE OF CONTENTS

Page No.
Unaudited Combined Financial Statements for the three and six month periods ended June 30, 2006 and 2005	2
Management’s Discussion and Analysis of Financial Condition and Results of Operations for the three and six month periods ended June 30, 2006 and 2005	15

COMBINED BALANCE SHEETS (UNAUDITED)

	June 30,	December 31,
(Millions)	2006	2005
Assets

Current Assets:
Cash and short-term investments	$10.0	$11.9
Accounts receivable (less allowance for doubtful accounts of $13.8 and $14.2, respectively)	298.7	312.8
Inventories	35.1	36.9
Prepaid expenses and other	36.7	33.6

Total current assets	380.5	395.2

Investments	1.4	2.0
Goodwill	1,218.7	1,218.7
Other intangibles	313.7	317.7

Property, Plant and Equipment:
Land	19.8	18.3
Building and improvements	340.1	310.2
Telecommunications equipment	6,876.8	6,634.6
Information processing	198.4	60.7
Other	200.3	188.9
Under construction	135.9	131.1

Total property, plant and equipment	7,771.3	7,343.8
Less accumulated depreciation	4,751.7	4,380.2

Net property, plant and equipment	3,019.6	2,963.6

Other assets (See Note 8)	233.2	32.5

Total Assets	$5,167.1	$4,929.7

Liabilities and Shareholders’ Equity

Current Liabilities:
Current maturities of long-term debt	$22.1	$22.1
Accounts payable	159.8	145.5
Advance payments and customer deposits	58.9	60.4
Accrued taxes	57.8	83.1
Accrued interest	4.1	4.2
Other current liabilities	45.2	48.7

Total current liabilities	347.9	364.0

Long-term debt	238.7	238.7
Deferred income taxes	771.8	680.6
Other liabilities	181.4	157.2

Total liabilities	1,539.8	1,440.5

Commitments and Contingencies (See Note 7)
Equity:
Cumulative foreign currency translation adjustment	0.5	0.5
Parent company investment	1,460.6	1,455.2
Retained earnings	2,166.2	2,033.5

Total equity	3,627.3	3,489.2

Total Liabilities and Equity	$5,167.1	$4,929.7

See the accompanying notes to the unaudited interim combined financial statements.

COMBINED STATEMENTS OF INCOME (UNAUDITED)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
(Millions)	2006	2005	2006	2005

Revenues and sales:
Service revenues	$603.5	$612.1	$1,208.2	$1,232.2
Product sales	127.8	124.4	226.1	216.9

Total revenues and sales	731.3	736.5	1,434.3	1,449.1

Costs and expenses:
Cost of services (excluding depreciation of $84.1, $107.7, $172.1 and $217.1, respectively, included below)	192.9	208.7	385.7	412.2
Cost of products sold	102.1	100.8	186.4	179.9
Selling, general, administrative and other	84.8	84.7	164.5	169.3
Depreciation and amortization	98.9	123.7	201.5	249.4
Royalty expense to Parent	62.4	67.5	129.6	134.9
Restructuring and other charges	5.0	—	7.5	—

Total costs and expense	546.1	585.4	1,075.2	1,145.7

Operating income	185.2	151.1	359.1	303.4

Other income (expense), net	—	—	1.2	(0.1)
Intercompany interest income	18.0	4.6	32.5	4.3
Interest expense	(4.5)	(4.8)	(9.0)	(9.7)

Income before income taxes	198.7	150.9	383.8	297.9
Income taxes	80.0	56.8	152.3	115.5

Net and Comprehensive Income	$118.7	$94.1	$231.5	$182.4

See the accompanying notes to the unaudited interim combined financial statements.

COMBINED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six Months
	Ended June 30,
(Millions)	2006	2005

Cash Provided from Operations:
Net income	$231.5	$182.4
Adjustments to reconcile net income to net cash provided from operations:
Depreciation and amortization	201.5	249.4
Provision for doubtful accounts	10.3	14.4
Change in deferred income taxes	9.9	3.4
Other, net	2.2	1.5
Changes in operating assets and liabilities:
Accounts receivable	3.7	2.4
Inventories	1.8	(1.8)
Accounts payable	14.4	13.5
Other current liabilities	38.6	9.2
Other, net	(4.8)	(4.6)

Net cash provided from operations	509.1	469.8

Cash Flows from Investing Activities:
Additions to property, plant and equipment, including software	(155.4)	(159.1)
Other, net	15.9	(3.5)

Net cash used in investing activities	(139.5)	(162.6)

Cash Flows from Financing Activities:
Dividends paid to Parent Company	(98.8)	(107.5)
Repayments of long-term debt	(0.1)	(0.1)
Reductions in advances from Parent Company	(272.6)	(199.3)

Net cash used in financing activities	(371.5)	(306.9)

Effect of exchange rate changes on cash and short-term investments	—	—

Increase (decrease) in cash and short-term investments	(1.9)	0.3

Cash and Short-term Investments:
Beginning of the period	11.9	13.1

End of the period	$10.0	$13.4

See the accompanying notes to the unaudited interim combined financial statements.

NOTES TO UNAUDITED INTERIM COMBINED FINANCIAL STATEMENTS

1.	General:

Organization – The Wireline Division (the “Company”) is not a separate stand-alone legal entity and was comprised, as of June 30, 2006, of certain wholly-owned subsidiaries and other component operations of ALLTEL Corporation (“Alltel” or the “Parent”). No direct equity ownership interest exists among the individual subsidiaries or other component operations that comprise the Wireline Division. The Company provides wireline local, long-distance, network access, and Internet services to residential and business customers. A subsidiary, ALLTEL Publishing Corporation (“ALLTEL Publishing”), publishes telephone directories for affiliates and other independent telephone companies. The Company also warehouses and sells telecommunications equipment to subsidiaries of the Company and to other non-affiliated communications companies in related industries. In addition, the Company provides billing, customer care and other data processing and outsourcing services to telecommunications companies. (See Note 9 for additional information regarding the Company’s business segments.)

Basis of Presentation – The accompanying combined financial statements present the financial position, results of operations and cash flows of the Company as of June 30, 2006 prior to the spin-off of the business and merger with Valor Communications Group, Inc. (“Valor”) as more fully discussed in Note 10. The Company was a fully integrated business of Alltel; consequently these financial statements have been derived from the consolidated financial statements and accounting records of Alltel, using the historical results of operations and historical basis of assets and liabilities of the Company. The combined financial statements for the three and six month periods ended June 30, 2006 and 2005 of the Company are unaudited. The combined financial statements have been prepared in accordance with generally accepted accounting principles for interim financial reporting and Securities and Exchange Commission rules and regulations. Certain information and footnote disclosures have been condensed or omitted in accordance with those rules and regulations. The combined financial statements reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position and operating results for the interim periods presented.

Related Party Transactions – Certain services such as information technology, accounting, legal, tax, marketing, engineering, and risk and treasury management was provided to the Company by the Parent. Expenses which were paid by the Parent on behalf of the Company have been allocated based on actual direct costs incurred. Where specific identification of expenses was not practicable, the cost of such services was allocated based on the most relevant allocation method to the service provided, either net sales of the Company as a percentage of net sales of the Parent, total assets of the Company as a percentage of total assets of the Parent, or headcount of the Company as a percentage of headcount of the Parent. Total expenses allocated to the Company were $83.0 million and $149.3 million and $88.6 million and $162.9 for the three and six months ended June 30, 2006 and 2005, respectively. The costs of these services charged to the Company and the allocated liabilities assigned to the Company are not necessarily indicative of the costs and liabilities that would have been incurred if the Company had performed these functions as a stand-alone entity. However, management believes that methods used to make such allocations are reasonable, and costs of these services charged to the Company are reasonable representations of the costs that would have been incurred if the Company had performed these functions as a stand-alone company.

The Company maintains a licensing agreement with ALLTEL Kansas Limited Partnership, an Alltel affiliate, under which the Company’s incumbent local exchange carrier (“ILEC”) subsidiaries are charged a royalty fee for the use of the Alltel brand name in marketing and distributing telecommunications products and services. The amount of the royalty fee charged is computed by multiplying the ILEC subsidiaries’ annual revenues and sales by 12.5 percent.

The Company participates in the centralized cash management practices of the Parent. Under these practices, cash balances are transferred daily to Alltel bank accounts. The Company obtains interim financing from the Parent to fund its daily cash requirements and invests short-term excess funds with Alltel. The Company earns interest income on receivables due from the Parent and is charged interest expense for payables due to the Parent. The interest rates charged on payables to the Parent were 5.95 percent and 6.41 percent in the six months ended June 30, 2006 and 2005, respectively. Interest rates earned on receivables from the Parent were 4.99 percent and 3.00 percent in the six months ended June 30, 2006 and 2005, respectively. At June 30, 2006 and December 31, 2005, the Company had a net payable to the Parent which is included in the Parent Company Investment in the accompanying combined balance sheets, because such amounts have been considered contributed by the Parent to the Company. The Company’s cash and short-term investments held at the Alltel level were not allocated to the Company in the interim combined condensed financial statements. Cash and short-term investments reflected in the interim combined condensed financial statements represents only those amounts held at the Company level. Debt reflected in the interim combined condensed financial statements represents only those debentures and notes that were directly issued by subsidiaries of the Company. No other debt has been allocated by the Parent to the Company’s balance sheet. See “Transactions With Certain Affiliates” below for a discussion of additional related party transactions.

NOTES TO UNAUDITED INTERIM COMBINED FINANCIAL STATEMENTS

1.	General, Continued:

Transactions With Certain Affiliates – The Company’s product distribution operations sell equipment to the affiliated ILEC operations ($33.3 million and $61.9 million for the three and six month periods ended June 30, 2006, respectively, compared to $32.9 million and $59.7 million for the same periods of 2005). The cost of equipment sold to the ILEC operations is included, principally, in wireline plant in the combined financial statements. ALLTEL Publishing contracts with the ILEC subsidiaries to provide directory publishing services which include the publication of a standard directory at no charge. ALLTEL Publishing bills the wireline subsidiaries for services not covered by the standard contract ($2.1 million and $3.8 million for the three and six month periods ended June 30, 2006, respectively, compared to $2.1 million and $3.9 million for the same periods of 2005). Wireline revenues and sales include directory royalties received from ALLTEL Publishing ($9.5 million and $19.1 million for the three and six month periods ended June 30, 2006, respectively, compared to $9.9 million and $20.0 million for the same periods of 2005) and amounts billed to other affiliates of the Company ($11.1 million and $21.7 million for the three and six month periods ended June 30, 2006, respectively, compared to $10.9 million and $22.8 million for the same periods of 2005) for interconnection and toll services. These intercompany transactions involving the ILEC operations (excluding the acquired operations in Kentucky and Nebraska) have not been eliminated because the revenues received from the affiliates and the prices charged by the communications products and directory publishing operations are priced in accordance with Federal Communications Commission guidelines and are recovered through the regulatory process.

2.	Accounting Changes:

Change in Accounting Estimate – Effective January 1, 2006, the Company prospectively reduced depreciation rates for its incumbent local exchange carrier operations in Pennsylvania to reflect the results of a study of depreciable lives completed in January 2006. During April 2006, the Company completed studies of the depreciable lives of assets held and used in its Alabama and North Carolina operations. The related depreciation rates were changed effective April 1, 2006. The depreciable lives were lengthened to reflect the estimated remaining useful lives of the wireline plant based on the Company’s expected future network utilization and capital expenditure levels required to provide service to its customers. The effect of the change in Pennsylvania depreciation rates resulted in a decrease in depreciation expense of $4.3 million and $8.7 million and an increase in net income of $2.6 million and $5.1 million for the three and six months ended June 30, 2006. The effect of the change in Alabama and North Carolina rates resulted in a decrease in depreciation expense of $3.7 million and an increase in net income of $2.2 million for the three months ended June 30, 2006.

Change in Accounting Principle – As further discussed in Note 4 below, under the Parent’s stock-based compensation plans, the Parent may grant fixed and performance-based incentive and non-qualified stock options, restricted stock and other equity securities of Alltel to officers and other management employees of the Company. In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123(R), “Share-Based Payment”, which is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation” and supercedes Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations. SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be valued at fair value on the date of grant, and to be expensed over the employee’s requisite service period. Effective January 1, 2006, the Company adopted the provisions of SFAS No. 123(R) using the modified prospective transition method. Under the modified prospective transition method, the Company is required to recognize compensation cost for all stock option awards granted after January 1, 2006 and for all existing awards for which the requisite service had not been rendered as of the date of adoption. Compensation expense for the unvested awards outstanding as of January 1, 2006 is being recognized over the remaining requisite service period based on the fair value of the awards on the date of grant, as previously calculated by the Company in developing its pro forma disclosures in accordance with the provisions of SFAS No. 123. Operating results for prior periods have not been restated. Upon adoption of SFAS No. 123(R), the Company elected to continue to value its share-based payment transactions using a Black-Scholes valuation model, which was previously used for purposes of preparing the pro forma disclosures under SFAS No. 123. Under the provisions of SFAS No. 123(R), stock-based compensation expense recognized during the period is based on the portion of the share-based payment awards that is ultimately expected to vest. Historically, in the Company’s pro forma information required under SFAS No. 123, the Company accounted for forfeitures as they occurred.

NOTES TO UNAUDITED INTERIM COMBINED FINANCIAL STATEMENTS

2.	Accounting Changes, Continued:

Stock-based compensation expense recognized for the three and six months ended June 30, 2006 was as follows:

	Three	Six
	Months	Months
(Millions)	Ended	Ended
Compensation expense related to stock options issued	$1.1	$2.2
Compensation expense related to restricted stock awards	0.4	0.7

Compensation expense before income taxes	1.5	2.9
Income tax benefit	(0.6)	(1.1)

Compensation expense, net of tax	$0.9	$1.8

Comparatively, pre-tax stock-based compensation expense recognized for the three and six months ended June 30, 2005 was $0.5 million and $1.0 million, consisting solely of expense related to restricted stock awards. Stock-based compensation expense is included in selling, general, administrative and other expenses within the Company’s unaudited interim combined statements of operations.

Prior to adopting the provisions of SFAS No. 123(R), the Company recorded estimated compensation cost for stock options granted to the Company’s employees by Alltel based upon the intrinsic value of the option on the date of grant consistent with the recognition and measurement principles of APB Opinion No. 25. Because the Parent had established the exercise price of its employee stock options based on the fair market value of Alltel’s stock at the date of grant, the stock options had no intrinsic value upon grant, and accordingly, the Company did not record compensation expense for employee stock options prior to adopting SFAS No. 123(R). The following table illustrates the effects on net income had the Company applied the fair value recognition provisions of SFAS No. 123 to its stock-based employee compensation plans for the three and six months ended June 30, 2005:

	Three	Six
	Months	Months
(Millions)	Ended	Ended
Net income as reported	$94.1	$182.4
Add stock-based compensation expense included in net income, net of related tax effects	0.5	0.8
Deduct stock-based employee compensation expense determined under fair value method for all awards, net of related tax effects	(1.3)	(2.6)

Pro forma net income	$93.3	$180.6

3.	Goodwill and Other Intangible Assets:

Goodwill represents the excess of cost over the fair value of net identifiable tangible and intangible assets acquired through various business combinations. The Company has acquired identifiable intangible assets through its acquisitions of interests in various wireline properties. The cost of acquired entities at the date of the acquisition is allocated to identifiable assets, and the excess of the total purchase price over the amounts assigned to identifiable assets is recorded as goodwill. As of January 1, 2006, Alltel completed the annual impairment reviews of its goodwill and other indefinite-lived intangible assets and determined that no write-down in the carrying value of these assets was required. The carrying amount of goodwill by business segment for the periods ended December 31, 2005 and June 30, 2006 were as follows:

		Product
(Millions)	Wireline	Distribution	Total

Balance at June 30, 2006 and December 31, 2005	$1,218.4	$0.3	$1,218.7

At June 30, 2006 and December 31, 2005, the carrying value of the indefinite-lived wireline franchise rights in the state of Kentucky acquired in 2002 was $265.0 million.

NOTES TO UNAUDITED INTERIM COMBINED FINANCIAL STATEMENTS- (Continued)

3.	Goodwill and Other Intangible Assets, Continued:

Intangible assets subject to amortization were as follows:

	June 30, 2006
			Net
	Gross	Accumulated	Carrying
(Millions)	Cost	Amortization	Value

Customer lists	$67.6	$(24.3)	$43.3
Franchise rights	22.5	(17.1)	5.4

	$90.1	$(41.4)	$48.7

	December 31, 2005
			Net
	Gross	Accumulated	Carrying
(Millions)	Cost	Amortization	Value

Customer lists	$67.6	$(21.0)	$46.6
Franchise rights	22.5	(16.4)	6.1

	$90.1	$(37.4)	$52.7

Intangible assets subject to amortization are amortized on a straight-line basis over their estimated useful lives, which are 10 years for customer lists and 15 years for franchise rights. Amortization expense for intangible assets subject to amortization was $2.0 million and $4.0 million for both the three and six month periods ended June 30, 2006 and 2005, respectively. Amortization expense for intangible assets subject to amortization is estimated to be $8.2 million in each of the years 2006 through 2009 and $6.7 million in 2010.

4.	Stock-Based Compensation:

Under the Parent’s stock-based compensation plans, the Parent may grant fixed and performance-based incentive and non-qualified stock options, restricted stock and other equity securities of Alltel to officers and other management employees of the Company. The maximum number of shares of the Parent’s common stock that may be issued to officers and other management employees under all stock option plans in effect at June 30, 2006 was 30.0 million shares. Fixed options granted under the Parent’s stock option plans generally become exercisable over a period of one to five years after the date of grant. Certain fixed options granted in 2000 become exercisable in increments of 50%, 25% and 25% over a five-year period beginning three years after the date of grant. For all plans, the exercise price of the option equals the market value of Alltel’s common stock on the date of grant. For fixed stock options, the maximum term for each option granted is 10 years.

Set forth below is certain information related to stock options outstanding under Alltel’s stock-based compensation plans relating to the Company’s employees:

	(Thousands)	Weighted
	Number of	Average Price
	Shares	Per Share
Outstanding at December 31, 2005	2,846.9	$58.83
Granted	—	—
Exercised	(666.9)	55.56
Forfeited	(72.5)	60.25
Transfers, net	39.8	54.31

Outstanding at June 30, 2006	2,147.3	$59.72

Exercisable at end of period	1,492.5	$62.81

The amounts reflected in the table above represent stock options held by those employees that were known to be wireline division employees as of June 30, 2006. Amounts reflected as Transfers, net in the table above represent options held by employees that transferred between the wireless and wireline divisions of Alltel between December 31, 2005 and June 30, 2006.
The total intrinsic value of stock options exercised during the six months ended June 30, 2006 was $5.9 million. Alltel received $37.1 million in cash from the exercise of stock options by employees of the Company.

NOTES TO UNAUDITED INTERIM COMBINED FINANCIAL STATEMENTS-(Continued)

4.	Stock-Based Compensation, Continued:

The following is a summary of Alltel stock options outstanding as of June 30, 2006 relating to the Company’s employees:

	Options Outstanding			Options Exercisable
		Weighted	Weighted		Weighted
	(Thousands)	Average	Average	(Thousands)	Average
Range of	Number of	Remaining	Exercise Price	Number of	Exercise Price
Exercise Prices	Shares	Contractual Life	Per Share	Shares	Per Share
$26.95 - $32.35	6,956	1.4 years	$31.37	6,956	$31.37
$37.75 - $46.32	83,961	6.2 years	$45.78	39,441	45.48
$50.22 - $56.07	877,898	7.0 years	$53.42	271,580	54.11
$62.07 - $68.25	1,178,501	3.9 years	$65.58	1,174,501	65.59

	2,147,316	5.3 years	$59.72	1,492,478	$62.81

Non-vested Alltel stock options relating to the Company’s employees as of June 30, 2006 and changes during the six months ended June 30, 2006 were as follows:

	(Thousands)	Weighted
	Number of	Average Price
	Shares	Per Share
Outstanding at December 31, 2005	1,039.2	$53.51
Granted	—	—
Vested	(402.6)	55.04
Forfeited	(23.2)	53.36
Transfers, net	41.4	55.15

Outstanding at June 30, 2006	654.8	$52.68

Amounts reflected as Transfers, net in the table above represent options held by employees that transferred between the wireless and wireline divisions of Alltel between December 31, 2005 and June 30, 2006. At June 30, 2006, the total unamortized compensation cost for non-vested stock option awards amounted to $7.6 million and has a remaining weighted average vesting period of 1.6 years.

In January 2005 and 2004, Alltel granted to certain senior management employees of the Company restricted stock awards which had an aggregate fair value on the date of grant of $1.8 million and $2.5 million, respectively. The cost of the restricted stock awards is determined based on the fair market value of the shares at the date of grant reduced by the $1.00 par value per share charged to the employee and is expensed ratably over the vesting period. The restricted shares granted in 2005 vest three years from the date of grant, except that one-third of the restricted shares may vest after each of the first two-year anniversaries from the grant date if Alltel achieves a certain targeted total stockholder return for its peer group during the three-year period preceding each of those two years. The restricted shares granted in 2004 will vest in equal increments over a three-year period following the date of grant.

Non-vested restricted stock activity for the six months ended June 30, 2006 was as follows:

	Number of	Weighted Average
	Shares	Fair Value Per Share
Non-vested at December 31, 2005	68,183	$52.52
Granted	—	—
Vested	(11,967)	49.28
Forfeited	—	—

Non-vested at June 30, 2006	56,216	$53.20

At June 30, 2006, unrecognized compensation expense for the restricted shares amounted to $0.8 million. The unrecognized compensation expense for the non-vested restricted shares at June 30, 2006 has a remaining weighted average vesting period of 1.3 years at June 30, 2006.

NOTES TO UNAUDITED INTERIM COMBINED FINANCIAL STATEMENTS-(Continued)

4.	Stock-Based Compensation, Continued:

In conjunction with the spin-off of the Company and merger with Valor discussed more fully in Note 10, all employees of the Company severed employment with Alltel. In accordance with the terms of Alltel’s stock option and restricted stock plans any vested, unexercised stock options were forfeited if not exercised by the employee within 90 days of the spin-off and all unvested stock options will be forfeited. As a result, any compensation expense previously recognized by the Company associated with the unvested stock options that were forfeited upon spin will be reversed at that time.

5.	Employee Benefit Plans and Postretirement Benefits Other Than Pensions:

The Parent maintains a qualified defined benefit pension plan, which covers substantially all employees. Prior to January 1, 2005, employees of the Company’s directory publishing subsidiary did not participate in the plan. In December 2005, the qualified defined benefit pension plan was amended such that future benefit accruals for all eligible nonbargaining employees ceased as of December 31, 2005 (December 31, 2010 for employees who had attained age 40 with two years of service as of December 31, 2005). Expenses recorded by the Company related to the pension plan amounted to $5.3 million and $8.2 million for the three and six month periods ended June 30, 2006, respectively, compared to $3.8 million and $7.6 million for the same periods of 2005. These expenses are included in cost of services and selling, general, administrative and other expenses in the combined statements of operations. At June 30, 2005, the Company had not been allocated its share of the pension plan’s assets or liabilities because the amounts had yet to be actuarially determined. At June 30, 2006, the Company received from Parent both pension assets and other postretirement liabilities as discussed below in Note 8 and are included in the accompanying combined balance sheets.

The Company also provides postretirement healthcare and life insurance benefits for eligible employees. Employees share in the cost of these benefits. The Company funds the accrued costs of these plans as benefits are paid. The components of postretirement expense were as follows for the three and six month periods ended June 30:

	Three Months Ended		Six Months Ended
(Millions)	2006	2005	2006	2005

Benefits earned during the year	$—	$—	$—	$—
Interest cost on benefit obligation	4.8	2.4	7.2	4.8
Amortization of transition obligation	—	—	—	—
Amortization of prior service cost	0.7	0.4	1.2	0.9
Recognized net actuarial loss	1.6	1.3	2.9	2.6
Expected return on plan assets	—	—	—	—

Net periodic benefit expense	$7.1	$4.1	$11.3	$8.3

6.	Restructuring and Other Charges:

In connection with the pending spin-off of the Company and merger with Valor, during the six months ended June 30, 2006, the Company incurred $7.5 million of incremental costs, primarily consisting of additional consulting and legal fees. There were no restructuring or other charges incurred by the Company during the six months ended June 30, 2005.

The following is a summary of the activity related to the liabilities associated with the Company’s integration and other restructuring activities for the six months ended June 30, 2006:

(Millions)

Balance, beginning of period	$—
Restructuring expenses and other charges recorded during the period	7.5
Cash outlays during the period	(6.9)

Balance, end of period	$0.6

7.	Commitments and Contingencies:

The Company is party to various legal proceedings arising from the ordinary course of business. Although the ultimate resolution of these various proceedings cannot be determined at this time, management of the Company does not believe that such proceedings, individually or in the aggregate, will have a material adverse effect on the future combined results of operations, cash flows or financial condition of the Company.

NOTES TO UNAUDITED INTERIM COMBINED FINANCIAL STATEMENTS-(Continued)

8.	Supplemental Cash Flow Information

On June 30, 2006, Alltel transferred to the Company property, plant and equipment (net book value of $113.0 million at June 30, 2006), pension assets ($200.4 million, included in other assets within the Company’s unaudited interim combined balance sheets) and additional other postretirement liabilities ($3.8 million, included in other liabilities within the Company’s unaudited interim combined balance sheets) related to the wireline operations and associated net deferred income tax assets ($93.7 million). Conversely, the Company has transferred to Alltel certain income tax contingency reserves that will be retained by Alltel pursuant to the distribution agreement ($12.1 million at June 30, 2006), as well as the residual foreign currency translation adjustment ($0.5 million at June 30, 2006), because the underlying international assets which gave rise to the translation adjustment will be retained by Alltel following the spin-off.

9.	Business Segment Information:

The Company manages its business operations based on differences in products and services. The Company evaluates performance of the segments based on segment income, which is computed as revenues and sales less operating expenses, excluding the effects of the restructuring and other charges discussed in Note 6. Such charges are not allocated to the segments. Segment operating results were as follows for the three and six month periods ended June 30:

	Three Months Ended		Six Months Ended
(Millions)	2006	2005	2006	2005
Revenues and Sales from External Customers:
Wireline	$543.2	$557.6	$1,090.0	$1,119.9
Product distribution	36.6	34.2	70.4	64.1
Other	95.5	88.6	167.4	158.6

Total	$675.3	$680.4	$1,327.8	$1,342.6

Intersegment Revenues and Sales:
Wireline	$35.4	$36.0	$65.2	$66.6
Product Distribution	46.4	47.0	81.7	85.9
Other	5.5	5.1	10.4	10.0

Total	$87.3	$88.1	$157.3	$162.5

	2006	2005	2006	2005

Total Revenues and Sales:
Wireline	$578.6	$593.6	$1,155.2	$1,186.5
Product distribution	83.0	81.2	152.1	150.0
Other	101.0	93.7	177.8	168.6

Total business segments	762.6	768.5	1,485.1	1,505.1
Less intercompany eliminations	(31.3)	(32.0)	(50.8)	(56.0)

Total revenues and sales	$731.3	$736.5	$1,434.3	$1,449.1

(Millions)	2006	2005	2006	2005

Segment Income:
Wireline	$167.0	$144.3	$328.5	$288.7
Product distribution	2.9	0.8	4.1	1.6
Other	20.3	6.0	34.0	13.1

Total segment income	190.2	151.1	366.6	303.4

Restructuring and other charges	(5.0)	—	(7.5)	—
Other income (expense), net	—	—	1.2	(0.1)
Intercompany interest income	18.0	4.6	32.5	4.3
Interest expense	(4.5)	(4.8)	(9.0)	(9.7)

Income from continuing operations before income taxes	$198.7	$150.9	$383.8	$297.9

NOTES TO UNAUDITED INTERIM COMBINED FINANCIAL STATEMENTS-(Continued)

9.	Business Segment Information, Continued:

Segment assets were as follows:	June 30,	December 31,
(Millions)	2006	2005
Wireline	$5,022.6	$4,782.3
Product distribution	47.1	51.6
Other	101.2	100.9

Total business segments	5,170.9	4,934.8
Less elimination of intersegment receivables	(3.8)	(5.1)

Total consolidated assets	$5,167.1	$4,929.7

Supplemental information pertaining to the other operations segment was as follows for the three and six month periods ended June 30:

	Three Months Ended		Six Months Ended
(Millions)	2006	2005	2006	2005
Revenues and Sales from External Customers:
Long-distance	$46.0	$40.8	$89.3	$81.5
Directory publishing	45.4	44.3	70.0	68.4
Telecommunications information services	4.1	3.5	8.1	8.7

Total	$95.5	$88.6	$167.4	$158.6

Intersegment Revenues and Sales:
Long-distance	$2.3	$2.1	$5.3	$4.8
Directory publishing	3.2	3.0	5.1	5.2
Telecommunications information services	—	—	—	—

Total	$5.5	$5.1	$10.4	$10.0

Total Revenues and Sales:
Long-distance	$48.3	$42.9	$94.6	$86.3
Directory publishing	48.6	47.3	75.1	73.6
Telecommunications information services	4.1	3.5	8.1	8.7

Total revenues and sales	$101.0	$93.7	$177.8	$168.6

10.	Subsequent Events:

Spin-off of Wireline Business and Merger with Valor Communications Group, Inc. –
On July 17, 2006, Alltel completed the spin-off of its wireline telecommunications business to its stockholders (the “Distribution”) and the merger of that wireline business with Valor (the “Merger”). Pursuant to the plan of Distribution and immediately prior to the effective time of the Merger with Valor described below, Alltel contributed all of the wireline assets in exchange for: (i) newly issued Company common stock (ii) the payment of a special dividend to Alltel in an amount of $2.3 billion and (iii) the distribution by the Company to Alltel of certain debt securities (the “Contribution”). In connection with the Contribution, the Company assumed approximately $261.0 million of long-term debt that had been issued by the Company’s wireline subsidiaries. Also in connection with the Contribution the Company borrowed approximately $2.4 billion through a new senior credit agreement that was used to fund the special dividend and pay down a portion of the $261.0 million long-term debt assumed by the Company in the Contribution. The debt securities issued by the Company to Alltel as part of the Contribution consisted of 8.625 percent senior notes due 2016 with an aggregate principal amount of $1,746.0 million (the “Company Securities”). The Company Securities were issued at a discount, and accordingly, at the date of Distribution to Alltel, the Company Securities had a carrying value of $1,703.2 million (par value of $1,746.0 million less discount of $42.8 million). Following the Contribution, Alltel distributed 100 percent of the common shares of the Company to its shareholders as a tax-free dividend. It also exchanged the Company Securities for certain Alltel debt held by certain investment banking firms. The investment banking firms subsequently sold the Company Securities in the private placement market.

Immediately after the consummation of the spin-off, the Company merged with and into Valor, with Valor continuing as the surviving corporation. The resulting company was renamed Windstream Corporation (“Windstream”). As a result of the merger, all of the issued and outstanding shares of the Company common stock were converted into the right to receive an aggregate number of shares of common stock of Valor. Valor issued in the aggregate approximately 403 million shares of its common stock to Alltel shareholders pursuant to the Merger, or 1.0339267 shares of Valor common stock for each share of the Company’s common stock outstanding as of the effective date of the Merger. Upon completion of the Merger, Alltel’s

NOTES TO UNAUDITED INTERIM COMBINED FINANCIAL STATEMENTS-(Continued)

10.	Subsequent Events, Continued:

stockholders owned approximately 85 percent of the outstanding equity interests of the surviving corporation, Windstream, and the stockholders of Valor owned the remaining approximately 15 percent of such equity interests. Immediately following the Merger, the Company issued 8.125 percent senior notes due in 2013 in the aggregate principal amount of $800.0 million which was used in part to pay down the Valor credit facility in the amount of $781.0 million. As a result, Windstream assumed approximately $5.5 billion of long-term debt in connection with the Distribution and the Merger.

Including the effects on interest expense that would have resulted if the long-term debt obligations discussed above had been issued January 1, 2006, the Company estimates that interest expense for the six months ended June 30, 2006 would have been $219.4 million. The pro forma interest expense was calculated based upon the assumed financing of the Company of $5.5 billion of long-term debt at an annual weighted-average interest rate of 7.81 percent, and includes the non-cash impact of amortizing debt issuance cost of $4.4 million. The pro forma calculations does not reflect the effects of entering into the interest rate swap agreements discussed below.

Financing Strategies —
Effective on July 19, 2006, Windstream entered into four identical pay fixed, receive variable interest rate swap agreements with a principal amount of $1.6 billion associated with borrowings under term loan B of the credit agreement, amortizing down to $906.25 million over the seven-year term of the swaps. Under the swap, Windstream will pay fixed interest on the notional amount, and will receive variable interest based on the three-month LIBOR, which will reset every three months on the same dates that the interest rate on term loan B will reset each quarter.

Discontinuance of the Application of SFAS No. 71 “Accounting for the Effects of Certain Types of Regulation” —
Recent changes have impacted the dynamics of the current business environment. For example, on July 12, 2006, the Company transitioned its Kentucky intrastate operations, currently subject to rate-of-return regulation, to a newly established statutory alternative form of regulation. In addition, on July 17, 2006, Windstream announced its completion of the spin-off of Alltel Corporation’s landline business and merger with Valor, as discussed above. Accordingly, Windstream has considered these events in its current assessment of criteria for the continued application of SFAS No. 71. Other factors that were considered in this assessment since June 30, 2006 include:
•	Directly associated with the increasing level of competition Windstream has experienced access line loss due to technological development by alternative service providers including wireless, cable voice providers, VoIP, CLECs, etc.

•	The change in Windstream’s mix in customer and revenue base from rate-of-return to an alternative form of regulation resulting from the spin-off of wireline operations from Alltel, the merger with Valor, and the adoption of alternative regulation in the heritage Kentucky properties.

•	As part of the merger approval process, conditions imposed by state commissions included pricing policies prohibiting any increase in basic service rates for a specific period of time. Similarly, pricing conditions were imposed by the state commission upon the election for alternative regulation in Kentucky. These recent pricing conditions limit the ability for these markets to recover their specific costs to provide services.
Based on these material factors impacting its operations Windstream anticipates, as of the third quarter 2006, it may no longer be appropriate to continue the application of SFAS No. 71 for reporting its financial results.

NOTES TO UNAUDITED INTERIM COMBINED FINANCIAL STATEMENTS-(Continued)

10.	Subsequent Events, Continued:

Grant of Restricted Stock

On August 2, 2006, the compensation committee of the Windstream Board of Directors approved three grants of restricted stock to certain Windstream employees. First, all former Alltel salaried employees received a one-time grant of restricted stock (approximately 1,563,000 shares), which will vest at the end of three years. Second, senior management employees received annual grants of restricted stock (approximately 884,000 shares), which will vest in three equal tranches on each of August 2, 2007, 2008 and 2009. In addition, Windstream’s board members received a one time grant of restricted stock (approximately 45,000 shares), which will vest in one year. Finally, certain former Alltel employees whose Alltel granted stock options had an intrinsic value and were forfeited upon termination of service from Alltel due to the spin-off of the Company were granted Windstream restricted stock (approximately 665,000 shares). These shares will also vest in three equal tranches on each of August 2, 2007, 2008 and 2009.

Management’s Discussion and Analysis of Financial Condition and Results of Operations
As of June 30, 2006, Alltel Holding Corp. (“the Company”) was a wholly-owned subsidiary of Alltel Corporation (“Alltel” or the “Parent”) and was formed on November 2, 2005 to receive Alltel’s wireline business in the contemplated spin-off and merger with Valor Communications Group, Inc. (“Valor”). Alltel’s wireline telecommunications business is operated by certain of its subsidiaries. Prior to the closing of the spin-off and the merger, each of those subsidiaries were contributed to the Company, along with certain assets and liabilities related to the wireline business. The combined financial statements and the following discussion describes the Company and its financial condition and operations as if the Company held the subsidiaries and other assets that were transferred to it prior to the closing for all historical periods presented. The following discussion should be read in conjunction with the selected combined financial data and the combined financial statements and the related notes included in the Proxy Statement/Prospectus – Information Statement filed on May 26,2006.
Forward-Looking Statements
Except for the historical combined financial information contained herein, this current report and future filings by Windstream Corporation (“Windstream”) on Form 10-K, Form 10-Q and Form 8-K and future oral and written statements by Windstream and its management may include certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to uncertainties that could cause actual future events and results to differ materially from those expressed in the forward-looking statements. These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events and results. Words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, and “should”, and variations of these words and similar expressions, are intended to identify these forward-looking statements. Windstream disclaims any obligation to update or revise any forward-looking statement based on the occurrence of future events, the receipt of new information, or otherwise.
Actual future events and results may differ materially from those expressed in these forward-looking statements as a result of a number of important factors. Representative examples of these factors include (without limitation) adverse changes in economic conditions in the markets served by Windstream; the extent, timing, and overall effects of competition in the communications business; material changes in the communications industry generally that could adversely affect vendor relationships with equipment and network suppliers and customer relationships with wholesale customers; changes in communications technology; the potential for adverse changes in the ratings given to Windstream’s debt securities by nationally accredited ratings organizations; the effects of litigation; and the effects of federal and state legislation, rules, and regulations governing the communications industry. In addition to these factors, actual future performance, outcomes and results may differ materially because of more general factors including (without limitation) general industry and market conditions and growth rates, economic conditions, and governmental and public policy changes.
Basis of Presentation
The Company’s combined financial statements have been derived from the accounting records of Alltel principally representing Alltel’s historical wireline and communications support segments. The Company has used the historical results of operations, and historical basis of assets and liabilities of the subsidiaries it owns and the wireline business it operates after completion of the spin-off, to prepare the combined financial statements. The statements of operations include expense allocations for certain corporate functions historically provided to the Company by Alltel, including general corporate expenses, employee benefits and incentives, and interest income (expense). These allocations were made on a specifically identifiable basis or using the relative percentages, as compared to Alltel’s other businesses, of net sales, payroll, fixed assets, inventory and other assets, headcount or other reasonable methods. Management of both the Company and Alltel consider these allocations to be a reasonable reflection of the utilization of services provided. The Company expects that its expenses after the separation from Alltel may be significantly higher than the amounts reflected in the combined statements of operations as the Company will incur certain incremental costs as an independent public company.
Management of the Company believes the assumptions underlying its financial statements are reasonable. However, the Company’s financial statements included herein may not necessarily reflect its results of operations, financial position and cash flows in the future or what its results of operations, financial position and cash flows would have been had it been a separate, stand-alone company during the periods presented.

The Company is organized based on the products and services that it offers. Under this organizational structure, its operations consist of its wireline and product distribution segments and other operations. The Company’s wireline segment consists of its incumbent local exchange carrier (“ILEC”), competitive local exchange carrier (“CLEC”) and Internet access operations. The Company’s product distribution segment consists of its communications products operations. The other operations include the Company’s long-distance and network management services, directory publishing operations and the telecommunications information services operations.
EXECUTIVE SUMMARY
The Company is a wholly-owned subsidiary of Alltel that provides local telephone, long-distance, Internet and high-speed data services. The Company provides local telephone service to approximately 2.9 million residential and business customers primarily located in rural areas in 15 states. Among the highlights in the second quarter of 2006:
•	In its wireline business, the Company added approximately 40,000 broadband customers, increasing its broadband customer base to over 481,000. In terms of total connections, the increase more than offset the loss of approximately 31,000 local access lines.

•	Although revenues and sales decreased $14.8 million, primarily due to the loss of access lines discussed above, average revenue per wireline customer increased 2 percent from a year ago to $67.32 due primarily to growth in broadband revenues.

•	Operating income increased 18 percent from a year ago, primarily reflecting a decline in depreciation and amortization resulting from our reductions in depreciable lives for certain assets associated with studies performed during 2005 and 2006.
As further discussed under “Acquisitions to be Completed During 2006,” the Company has positioned its wireline business for future growth opportunities as a result of the spin-off from Alltel and subsequent merger with Valor Communications Group, Inc. (“Valor”). This transaction, which closed on July 17, 2006, is significant to the Company because it expanded its retail presence into new markets by adding more than 500,000 access lines in four states. The resulting company represents the largest telecommunications carrier in the United States focusing primarily on rural markets, and should have greater financial flexibility to develop and deploy products, expand the capacity of its network, respond to competitive pressures and improve the cost structure of its operations due to the resulting increased size and economies of scale.
However, during 2006, the Company will continue to face significant challenges resulting from competition in the telecommunications industry and changes in the regulatory environment, including the effects of potential changes to the rules governing universal service and inter-carrier compensation. In addressing competition, in addition to the merger with Valor discussed above, the Company will continue to focus its efforts on improving customer service and expanding its service offerings.
Acquisitions to be Completed During 2006
On July 17, 2006, Alltel completed the spin-off of its wireline telecommunications business to its stockholders (the “Distribution”) and the merger of that wireline business with Valor (the “Merger”). Pursuant to the plan of Distribution and immediately prior to the effective time of the Merger with Valor described below, Alltel contributed all of the wireline assets in exchange for: (i) newly issued Company common stock (ii) the payment of a special dividend to Alltel in an amount of $2.3 billion and (iii) the distribution by the Company to Alltel of certain debt securities (the “Contribution”). In connection with the Contribution, the Company assumed approximately $261.0 million of long-term debt that had been issued by the Company’s wireline subsidiaries. Also in connection with the Contribution the Company borrowed approximately $2.4 billion through a new senior credit agreement that was used to fund the special dividend and pay down a portion of the $261.0 million long-term debt assumed by the Company in the Contribution. The debt securities issued by the Company to Alltel as part of the Contribution consisted of 8.625 percent senior notes due 2016 with an aggregate principal amount of $1,746.0 million (the “Company Securities”). The Company Securities were issued at a discount, and accordingly, at the date of Distribution to Alltel, the Company Securities had a carrying value of $1,703.2 million (par value of $1,746.0 million less discount of $42.8 million). Following the Contribution, Alltel distributed 100 percent of the common shares of the Company to its shareholders as a tax-free dividend. It also exchanged the Company Securities for certain Alltel debt held by certain investment banking firms. The investment banking firms subsequently sold the Company Securities in the private placement market.

Immediately following the Merger, the Company issued 8.125 percent senior notes due in 2013 in the aggregate principal amount of $800.0 million which was used in part to pay down the Valor credit facility in the amount of $781.0 million. As a result, Windstream assumed approximately $5.5 billion of long-term debt in connection with the Distribution and the Merger.
Immediately after the consummation of the spin-off, the Company merged with and into Valor, with Valor continuing as the surviving corporation. The resulting company was renamed Windstream Corporation (“Windstream”). As a result of the merger, all of the issued and outstanding shares of the Company common stock were converted into the right to receive an aggregate number of shares of common stock of Valor. Valor issued in the aggregate approximately 403 million shares of its common stock to Alltel shareholders pursuant to the Merger, or 1.0339267 shares of Valor common stock for each share of the Company’s common stock outstanding as of the effective date of the Merger. Upon completion of the Merger, Alltel’s stockholders owned approximately 85 percent of the outstanding equity interests of the surviving corporation, Windstream, and the stockholders of Valor owned the remaining approximately 15 percent of such equity interests.
COMBINED RESULTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Millions)	2006	2005	2006	2005
Revenues and sales:
Service revenues	$603.5	$612.1	$1,208.2	$1,232.2
Product sales	127.8	124.4	226.1	216.9

Total revenues and sales	731.3	736.5	1,434.3	1,449.1

Costs and expenses:
Cost of services	192.9	208.7	385.7	412.2
Cost of products sold	102.1	100.8	186.4	179.9
Selling, general, administrative and other	84.8	84.7	164.5	169.3
Depreciation and amortization	98.9	123.7	201.5	249.4
Royalty expense to parent	62.4	67.5	129.6	134.9
Restructuring and other charges	5.0	—	7.5	—

Total costs and expenses	546.1	585.4	1,075.2	1,145.7

Operating income	185.2	151.1	359.1	303.4
Other income (expense), net	—	—	1.2	(0.1)
Intercompany interest income	18.0	4.6	32.5	4.3
Interest expense	(4.5)	(4.8)	(9.0)	(9.7)

Income from before income taxes	198.7	150.9	383.8	297.9
Income taxes	80.0	56.8	152.3	115.5

Net income	$118.7	$94.1	$231.5	$182.4

Total revenues and sales decreased 1 percent in both the three and six months ended June 30, 2006, or $5.2 million and $14.8 million, respectively, compared to the same periods of 2005. Service revenues decreased by 1 percent, or $8.6 million, and 2 percent, or $24.0 million, in the three and six months ended June 30, 2006, respectively, compared to the same periods of 2005. Wireline local access service and network access and toll revenues decreased $18.5 million and $39.4 million in the three and six month periods ended June 30, 2006, respectively, primarily as a result of the loss of wireline access lines due, in part, to broadband and wireless substitution. Offsetting this decline were increases in revenues derived from data services of $8.6 million and $16.2 million in the three and six month periods ended June 30, 2006, respectively, compared to the same periods of 2005, reflecting the growth in the Company’s broadband customer base and continued customer demand.
Product sales increased $3.4 million, or 3 percent, and $9.2 million, or 4 percent, in the three and six month periods ended June 30, 2006, respectively, compared to the same periods of 2005. The increase in product sales was primarily driven by an increase in sales of telecommunications equipment and data products to the Company’s regulated wireline operations that are accounted for under Statement of Financial Accounting Standards (“SFAS”) No. 71, “Accounting for the Effects of Certain Types of Regulation”, as further discussed below.

Cost of services, which represents the cost of provisioning service, as well as business taxes and bad debt expense, decreased $15.8 million, or 8 percent, and $26.5 million, or 6 percent, in the three and six month periods ended June 30, 2006, respectively, compared to the same periods of 2005. Cost of services in the six month period in 2005 included approximately $3.2 million of incremental costs incurred during the first quarter of 2005 related to work force reductions in the Company’s wireline business, as well as higher overtime and maintenance costs due to inclement weather. In addition, the Company’s long-distance and network management operations reflected reduced costs from Alltel for carrying the long-distance traffic on Alltel’s network in the six month period of 2006 compared to the same period in 2005. Partially offsetting these declines in cost of services were additional costs incurred by the Company’s wireline operations from other carriers for transport and termination of intrastate traffic in accordance with the terms of new reciprocal compensation agreements negotiated with these carriers that took effect subsequent to March 2005.
Cost of products sold increased $1.3 million, or 1 percent, and $6.5 million, or 4 percent, in the three and six month periods ended June 30, 2006, respectively, compared to the same periods of 2005. The increase was consistent with the overall growth in product sales noted above. Selling, general, administrative and other expenses changed slightly in the three month period and decreased $4.8 million, or 3 percent, in the six month period ended June 30, 2006, respectively, compared to the same periods of 2005. Selling, general, administrative and other expenses for both periods of 2006 were affected by the decline in allocations received from Alltel related to services that Alltel provides for the Company under a shared services agreement. Selling, general, administrative and other expenses in the three month period ended June 30, 2006, included additional pension and postretirement expense in conjunction with the transfer of pension assets and other postretirement liabilities, as discussed in Note 8. The additional pension and postretirement expense is primarily due to the change in the allocation of these costs between the Alltel business segments. Depreciation and amortization expense decreased $24.8 million, or 20 percent, and $47.9 million, or 19 percent, in the three and six month periods ended June 30, 2006, respectively, compared to the same periods of 2005. The decline primarily resulted from a reduction in depreciation rates for certain of the Company’s ILEC operations, reflecting the results of studies of depreciable lives completed during 2006 and 2005.
Royalty expense to Parent decreased, $5.1 million, or 8 percent, and $5.3 million, or 4 percent, in the three and six month periods ended June 30, 2006, respectively, compared to the same periods of 2005. The Company’s ILEC subsidiaries incurred a royalty expense from Alltel for the use of the Alltel brand name in marketing and distributing telecommunications products and services pursuant to a licensing agreement with an Alltel affiliate. Following the spin-off and merger with Valor, the Company will no longer incur this charge as the Company will no longer use the Alltel brand name.
Operating income increased $34.1 million, or 23 percent, and $55.7 million, or 18 percent, in the three and six month periods ended June 30, 2006, respectively, compared to the same periods of 2005, primarily reflecting the decrease in depreciation and amortization expense resulting from depreciation studies completed during 2005 and 2006, partially offset by the decline in wireline revenues caused by the loss of access lines. Operating income comparisons for the six months ended June 30, 2006 were also affected by the effects of restructuring and other charges, as further discussed below. The changes in wireline, product distribution and other operations in 2006 are further discussed below under “Results of Operations by Business Segment”.
Restructuring and Other Charges
In connection with the spin-off of the Company and merger with Valor, during the six months ended June 30, 2006, the Company incurred $7.5 million of incremental costs, primarily consisting of additional consulting and legal fees. There were no restructuring or other charges incurred by the Company during the six months ended June 30, 2005. At June 30, 2006, the remaining unpaid liability related to these charges was $0.6 million. Cash outlays for the remaining unpaid liability will be disbursed over the next 12 months and will be funded from operating cash flows. (See Note 6 to the unaudited interim combined financial statements for additional information regarding the restructuring and other charges.)
Other Income, Net
Other income, net increased $1.3 million in the six months ended June 30, 2006 compared to the same period of 2005, primarily due to the realization of gains from the sale of certain non-operating assets during the 2006 period.
Intercompany Interest Income
The Company participated in a cash management program with its parent company. Under this program, the Company earned interest on amounts remitted to Alltel at a rate based on current market rates for short-term investments and paid interest on amounts received from Alltel at a rate based on Alltel’s weighted-average borrowing rate. Intercompany interest income increased $13.4 million and $28.2 million in the three and six month periods ended June 30, 2006, respectively, compared to the same periods of 2005. The increase is due to an increase in the amount of funds remitted to Alltel under the cash management program, combined with an increase in the advance interest rate.
Interest Expense
Interest expense was relatively unchanged in the three and six month periods ended June 30, 2006 compared to the same periods of 2005.
Income Taxes
Income tax expense increased $23.2 million, or 41 percent, and $36.8 million, or 32 percent, in the three and six month periods ended June 30, 2006, respectively, compared to the same periods of 2005. The increase in income tax expense in 2006 was consistent with the overall growth in the Company’s income before income taxes. The Company’s effective income tax rates increased to 40.3 percent and 39.7 percent in the three and six months ended June 30, 2006, compared to 37.6 percent and 38.8 percent for the corresponding periods of 2005, primarily due to the tax-related effects of the restructuring and other charges previously discussed. In determining its quarterly provision for income taxes, the Company uses an estimated annual effective tax rate, which is based on its expected annual income, statutory rates and tax planning opportunities and reflects the Company’s best estimate of the ultimate outcome of tax examinations and assessments. Significant or unusual items are separately recognized in the quarter in which they occur.
RESULTS OF OPERATIONS BY BUSINESS SEGMENT
Wireline Operations

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Millions, access lines in thousands)	2006	2005	2006	2005

Revenues and sales:
Local service	$257.9	$272.8	$522.4	$545.9
Network access and interconnection	252.2	255.6	503.0	515.3
Miscellaneous	68.5	65.2	129.8	125.3

Total revenues and sales	578.6	593.6	1,155.2	1,186.5

Costs and expenses:
Cost of services	173.5	182.7	349.4	363.2
Cost of products sold	8.3	9.0	15.7	15.3
Selling, general, administrative and other	69.9	68.0	133.4	138.2
Depreciation and amortization	97.5	122.1	198.6	246.2
Royalty expense to Parent	62.4	67.5	129.6	134.9

Total costs and expenses	411.6	449.3	826.7	897.8

Segment income	$167.0	$144.3	$328.5	$288.7

Access lines in service (excludes broadband lines)	2,831.7	2,953.0	—	—
Average access lines in service	2,847.7	2,968.0	2,859.9	2,981.1
Average revenue per customer per month (a)	$67.73	$66.67	$67.32	$66.33

Notes:

(a)	Average revenue per customer per month is calculated by dividing total wireline revenues by average access lines in service for the period.
Wireline operations consists of the Company’s ILEC, CLEC and Internet operations. Wireline revenues and sales decreased $15.0 million, or 3 percent, and $31.3 million, or 3 percent, in the three and six month periods ended June 30, 2006, respectively, compared to the same periods of 2005. Customer access lines decreased 4 percent during the twelve months ended June 30, 2006, reflecting declines in both primary and secondary access lines. The Company lost approximately 31,000 and 54,000 access lines during the three and six month periods ended June 30, 2006, respectively, compared to 30,000 and 56,000 access lines lost during the same periods in 2005. The declines in access lines primarily resulted from the effects of wireless and alternative voice providers for the Company’s wireline services. The Company expects access lines to continue to be impacted by the effects of wireless and broadband substitution for the remainder of 2006. Although we have not yet seen significant competition from Voice over Internet Protocol (“VoIP”) providers, we also expect VoIP substitution to adversely impact the number of access lines served by our wireline operations during the remainder of 2006.
To slow the decline of revenue during the remainder of 2006, the Company will continue to emphasize sales of enhanced services and bundling of its various product offerings including broadband, voice and digital satellite television. Deployment of broadband service is an important strategic initiative for the Company, and as of June 30,

2006, approximately 77 percent of our addressable lines were broadband-capable. During the three and six month periods ended June 30, 2006, the Company added approximately 40,000 and 84,000 broadband customers, respectively, increasing its broadband customer base to over 481,000 customers representing a penetration rate of 17 percent of access lines in service. In terms of total connections, the growth in the Company’s broadband customers more than offset the decline in customer access lines noted above. As a result, as further discussed below, revenues generated from the sales of data services increased in the first quarter of 2006, which partially to offset the adverse effects on wireline revenues resulting from the loss of access lines. In addition, during the fourth quarter of 2005, we began offering DISH Network satellite television service to our residential customers as part of a bundled product offering.
Local service revenues consist of local exchange telephone services provided to both residential and business customers, including monthly recurring charges for basic service such as local dial-tone and enhanced services such as caller identification, voicemail and call waiting and non-recurring charges for service activation and reconnection of service. Local service revenues decreased $14.9 million, or 5 percent, and $23.5 million, or 4 percent, in the three and six months ended June 30, 2006, respectively, compared to the same periods of 2005. The decline in local service revenues reflected reductions consistent with the overall decline in access lines discussed above.
Network access and interconnection revenues include switched access, special access and end user charges. Switched access represents usage sensitive charges to long distance companies for access to our network in connection with the completion of interstate and intrastate long-distance calls. Special access represents dedicated circuits, including circuits used to provide broadband service, and end user charges are monthly flat-rate charges assessed on access lines. Network access and interconnection revenues decreased $3.4 million, or 1 percent, and $12.3 million, or 2 percent, in the three and six months ended June 30, 2006, respectively, compared to the same periods of 2005. Primarily due to the overall decline in access lines discussed above, network access usage revenues decreased $3.6 million and $15.9 million in the three and six month periods of 2006, compared to the same periods of 2005. In addition, federal and state Universal Service Fund (“USF”) funding decreased $5.1 million and $7.3 million in the three and six month periods of 2006, compared to the same periods of 2005, primarily due to a decrease in the high-cost loop support (“HCLS”) funding received by our ILEC subsidiaries. The decreases in HCLS funding primarily resulted from increases in the national average cost per loop combined with the effects of our cost control efforts. Receipts from the HCLS fund are based on a comparison of each company’s embedded cost per loop to a national average cost per loop. Primarily due to expected increases in the national average cost per loop and our continued focus on controlling operating costs in our ILEC business, we expect net USF receipts in 2006 to decline by approximately $15.0 million, compared to 2005.
The declines in network access and long-distance revenues attributable to access line loss and the decrease in federal and state USF funding were partially offset by growth in revenues from data services, which increased $5.4 million and $10.9 million in the three and six month periods of 2006, respectively, compared to the same periods of 2005, reflecting increased demand for high-speed data transport services.
Miscellaneous revenues primarily consist of charges for Internet services, directory advertising, customer premise equipment sales and rentals, and billing and collections services provided to long-distance companies. Miscellaneous revenues increased by $3.3 million, or 5 percent, and $4.5 million, or 4 percent, in the three and six months ended June 30, 2006, respectively, compared to the same periods of 2005. Primarily driven by growth in broadband customers, revenues from the Company’s Internet operations increased $3.2 million and $5.3 million in the three and six month periods of 2006, respectively, compared to the same periods of 2005. Also, we generated $1.9 million and $3.4 million in revenue in the three and six months ended June 30, 2006, respectively, compared to the same periods of 2005, in conjunction with offering DISH Network satellite television service to our residential customers as discussed above. Offsetting the increases in miscellaneous revenues due to growth in the Company’s Internet operations and commissions revenues were decreases in directory advertising revenues of $1.1 million and $2.0 million in the three and six month periods of 2006, respectively, compared to the same periods of 2005, primarily due to a change in the number and mix of directories published.
Primarily due to the broadband customer growth, average revenue per customer per month increased 2 percent in both the three and six month periods of 2006, compared to the same periods in 2005. Future growth in average revenue per customer per month will depend on the Company’s success in sustaining growth in sales of broadband and other enhanced services to new and existing customers.
Cost of services decreased $9.2 million, or 5 percent, and $13.8 million, or 4 percent, in the three and six month periods ended June 30, 2006, respectively, compared to the prior year periods. Cost of services for the six month period in 2005 included approximately $3.2 million of incremental costs related to work force reductions in the Company’s wireline business, as well as higher overtime and maintenance costs due to inclement weather. Compared to the same prior year periods, cost of services decreased $1.6 million and $4.0 million in the three and six month periods of 2006, respectively, primarily due to cost savings from the Company’s continued efforts to control operating expenses within the customer service organization. In addition, cost of services in the three and six month periods ended June 30, 2006 included a decrease in bad debt expense of $1.2 million and $3.0 million, respectively, compared to the same periods of 2005, consistent with the decline in revenues discussed above. Also, cost of services declined in the six month period of 2006 compared to the same period in 2005 due to decreases in costs associated with providing broadband-capable modems to new broadband customers driven by volume discounts earned by the Company. Conversely, interconnection expenses increased $4.1 million in the six month period of 2006 compared to the same period in 2005, primarily due to additional costs charged by other carriers for transport and termination of intrastate traffic in accordance with the terms of new reciprocal compensation agreements negotiated with these carriers that took effect subsequent to March 2005.
Cost of products sold for the three and six month periods of 2006 were relatively unchanged from the same periods in 2005. Selling, general, administrative and other expenses increased $1.9 million, or 3 percent, in the three month period and decreased $4.8 million, or 3 percent, in the six month period ended June 30, 2006, respectively, compared to the same periods of 2005. Selling, general, administrative and other expenses for both periods of 2006 were affected by the decline in intercompany allocations received from Alltel due to incremental costs in the 2005 period related to costs incurred by Alltel in complying with the Section 404 internal control reporting requirements of the Sarbanes-Oxley Act of 2002. Under a shared services agreement, Alltel provides certain functions on the Company’s behalf, including but not limited to accounting, marketing, customer billing, information technology, legal, human resources, and engineering services. Selling, general, administrative and other expenses in the three month period ended June 30, 2006, included additional pension and postretirement expense in conjunction with the transfer of pension assets and other postretirement liabilities, as discussed in Note 8. The additional pension and postretirement expense is primarily due to the change in the allocation of these costs between the Alltel business segments.
Depreciation and amortization expense decreased $24.6 million, or 20 percent, and $47.6 million, or 19 percent, in the three and six months ended June 30, 2006 compared to the same periods of 2005. The decrease in depreciation and amortization expense primarily resulted from a reduction in depreciation rates for the Company’s Florida, Georgia, and South Carolina operations, reflecting the results of studies of depreciable lives completed during 2005, and for its Pennsylvania operations, reflecting the results of a study completed during January 2006. During April 2006, the Company completed studies of the depreciable lives of assets held and used in its Alabama and North Carolina operations. The related depreciation rates were changed retroactively effective April 1, 2006. This change is expected to lower depreciation by approximately $4.0 million quarterly, or $16 million annually. The depreciable lives were lengthened to reflect the estimated remaining useful lives of the wireline plant based on the Company’s expected future network utilization and capital expenditure levels required to provide service to its customers. During the remainder of 2006 and 2007, the Company expects to review the depreciation rates utilized in its remaining wireline operations.
Royalty expense to Parent decreased $5.1 million, or 8 percent, and $5.3 million, or 4 percent, in the three and six months ended June 30, 2006 compared to the same periods of 2005. The Company ILEC subsidiaries incurred a royalty expense from Alltel for the use of the Alltel brand name in marketing and distributing telecommunications products and services pursuant to a licensing agreement with an Alltel affiliate. Following the spin-off and merger with Valor, the Campany no longer incurs this charge as the Company no longer uses the Alltel brand name.
Wireline segment income increased $22.7 million, or 16 percent, and $39.8 million, or 14 percent, in the three and six months ended June 30, 2006, respectively, compared to the same periods of 2005. The increase in segment income in the second quarter of 2006 primarily resulted from the favorable effects of reduced depreciation rates and the incremental expenses associated with work force reductions and higher overtime costs incurred in the first quarter of 2005, which were partially offset by the decline in revenues and sales due to the loss of access lines, as discussed above.
During the six months ending June 30, 2006, restructuring and other charges totaling $7.5 million related to the pending spin-off of the wireline operations were not included in the determination of wireline segment income. No restructuring and other charges were incurred related to the wireline operations during the same period of 2005.
Accounting for Regulated Entities
Except for the acquired Kentucky and Nebraska operations, the Company’s ILEC operations follow the accounting for regulated enterprises prescribed by SFAS No. 71, “Accounting for the Effects of Certain Types of Regulation”. Criteria that would give rise to the discontinuance of SFAS No. 71 include (1) increasing competition restricting the regulated ILEC subsidiaries’ ability to establish prices to recover specific costs and (2) significant changes in the manner in which rates are set by regulators from cost-based regulation to another form of regulation. The Company reviews these criteria on a quarterly basis to determine whether the continuing application of SFAS No. 71 is appropriate. In assessing the continued applicability of SFAS No. 71, the Company monitors the following:
•	Level of competition in its markets. Sources of competition to the Company’s local exchange business include, but are not limited to, resellers of local exchange services, interexchange carriers, wireless communications providers, cable television companies, and competitive access service providers including those utilizing Unbundled Network Elements-Platform (“UNE-P”), VoIP providers and providers using other emerging technologies. The Company’s ILEC operations have begun to experience competition in their local service areas.

•	Level of revenues and access lines currently subject to rate-of-return regulation or which could revert back to rate-of-return regulation in the future. For the ILEC subsidiaries that follow SFAS No. 71, all interstate revenues are subject to rate-of-return regulation.

•	Level of profitability of the ILEC subsidiaries.
Discontinuance of the Application of SFAS No. 71:
Recent changes have impacted the dynamics of our current business environment. For example, on July 12, 2006, the Company transitioned its Kentucky intrastate operations, currently subject to rate-of-return regulation, to a newly established statutory alternative form of regulation. In addition, on July 17, 2006, Windstream announced its completion of the spin-off of Alltel Corporation’s landline business and merger with Valor, as discussed above. Accordingly, the Windstream has considered these events in its current assessment of criteria for the continued application of SFAS No. 71. Other factors that were considered in this assessment since June 30, 2006 include:
•	Directly associated with the increasing level of competition the Company has experienced access line loss due to technological development by alternative service providers including wireless, cable voice providers, VoIP, CLECs, etc.

•	The change in Windstream’s mix in customer and revenue base from rate-of-return to an alternative form of regulation resulting from the spin-off of wireline operations from Alltel, the merger with Valor, and the adoption of alternative regulation in the heritage Kentucky properties.

•	As part of the merger approval process, conditions imposed by state commissions included pricing policies prohibiting any increase in basic service rates for a specific period of time. Similarly, pricing conditions were imposed by the state commission upon the election for alternative regulation in Kentucky. These recent pricing conditions limit the ability for these markets to recover their specific costs to provide services.
Based on these material factors impacting its operations, Windstream anticipates, as of the third quarter 2006, it may no longer be appropriate to continue the application of SFAS No. 71 for reporting its financial results.
Assuming that the Company decides it is no longer appropriate to continue the application of SFAS No. 71, the accounting impact for the Company to discontinue the application of SFAS No. 71 is the elimination of certain intercompany revenues and related expenses and an extraordinary non-cash credit to operations. The non-cash credit would consist primarily of the reversal of the regulatory liability for cost of removal included in accumulated depreciation, which amounted to $159.9 million as of June 30, 2006. At this time, the Company does not expect to record any impairment charge related to the carrying value of its ILEC plant. Under SFAS No. 71, the Company currently depreciates its ILEC plant based upon asset lives approved by regulatory agencies or as otherwise allowed by law. Upon discontinuance of SFAS No. 71, the Company would be required to revise the lives of its property, plant and equipment to reflect the estimated useful lives of the assets. The Company does not expect any revisions in asset lives to have a material adverse effect on its ILEC operations.
Regulatory Matters-Wireline Operations
The Company’s ILECs are regulated by both federal and state agencies. Certain of the Company’s products and services (interstate) and the related earnings are subject to federal regulation and others (local and intrastate) are subject to state regulation. With the exception of the Nebraska and a portion of the Kentucky operations, the Company’s ILEC operations are subject to rate-of-return regulation federally by the Federal Communications Commission (“FCC”). The Nebraska and a portion of the Kentucky operations are subject to price-cap regulation by the FCC that allows a greater degree of retail pricing flexibility than is afforded to the Company’s rate-of-return operations. Companies meeting certain criteria had the option to elect price-cap regulation as part of FCC order issued in May 2000 (the “CALLS plan”). The CALLS plan expired on June 30, 2005, and to date, the FCC has not established a successor mechanism for regulating price-cap companies. Nonetheless, the existing rules and regulations for price-cap companies remain effective until the FCC modifies or otherwise replaces them with a successor mechanism.
Telecommunications Law Reform
In 1996, Congress passed the Telecommunications Act of 1996 (“the 96 Act”), which significantly changed the existing laws and regulations governing the telecommunications industry. The primary goal of the 96 Act was to create competition in the wireline market by requiring ILECs to sell portions of their networks to competitors at reduced wholesale rates. The 96 Act also established rules for interconnecting wireline and wireless service providers’ networks. Unfortunately, the 96 Act failed to contemplate the rapid evolution of technology and the associated consumer demand for wireless services, the Internet and VoIP. Today, providers of communications services are regulated differently depending primarily upon the network technology used to deliver service. In an effort to reform the manner in which telecommunications service providers are regulated, bills have been introduced in Congress designed to reduce the existing level of regulation on the industry and update applicable laws governing, among other things, interconnection, intercarrier compensation, the provision of broadband services, universal service contribution and distribution methodologies, the video franchise approval process and “net neutrality”. At this time, the prospect for federal legislation this year is uncertain, and therefore the Company cannot predict the outcome of these efforts to reform regulation of the telecommunications industry.
State Regulation
Most states in which the Company’s ILEC subsidiaries operate provide alternatives to rate-of-return regulation for local and intrastate services, either through legislative or public service commission (“PSC”) rules. The Company has elected alternative regulation for certain of its ILEC subsidiaries in Alabama, Arkansas, Florida, Georgia, Kentucky, Missouri, Nebraska, North Carolina, Ohio, Oklahoma, Pennsylvania, South Carolina, and Texas. On July 12, 2006, the Company elected to have its existing Kentucky operations, currently subject to rate-of-return regulation, regulated under a newly established statutory alternative form of regulation. The Company continues to evaluate alternative regulation options in markets where its ILEC subsidiaries remain subject to rate-of-return regulation, which are Mississippi and New York.
Inter-carrier Compensation
In April 2001, the FCC released a notice of proposed rulemaking addressing inter-carrier compensation. Under this rulemaking, the FCC proposed a “bill and keep” compensation methodology under which each telecommunications carrier would be required to recover all of its costs to originate and terminate telecommunications traffic from its end-user customers rather than charging other carriers. The proposed “bill and keep” method would significantly overhaul the existing rules governing inter-carrier compensation. On March 3, 2005, the FCC released a further notice of proposed rulemaking addressing inter-carrier compensation. Under this proposed rulemaking, the FCC requested comment on several alternative inter-carrier compensation proposals, including “bill and keep”. The outcome of this proceeding is likely to change the way the Company receives compensation from, and remits compensation to, other carriers and its end user customers. Until this proceeding concludes and the changes to the existing rules are established, if any, the Company cannot estimate the impact of the changes on its ILEC revenues and expenses or when the changes would occur.
On October 8, 2004, the FCC granted in part and denied in part a petition filed by Core Communications requesting that the FCC forbear from enforcing provisions of the FCC’s 2001 Internet Service Provider (“ISP”) Remand Order. The FCC granted forbearance from the ISP Remand Order’s growth caps and new market rule finding they were no longer in the public interest. The FCC denied forbearance from the ISP Remand Order’s rate cap and mirroring rules. Various parties have filed for reconsideration with the FCC and appealed the decision to the U.S. Court of Appeals for the District of Columbia Circuit. On June 30, 2006, the Court upheld the FCC’s decision in this matter. As a result, the Company is likely to incur additional costs for delivering ISP-bound traffic to competitive wireline service providers. The Company estimates that the additional expense would not likely exceed $5.0 million annually.
On July 6, 2005, a hearing examiner issued a recommended order to the Georgia PSC that, if adopted, would prospectively preclude LECs from assessing access charges for certain intrastate calls. The Company, along with other LECs in Georgia, requested that the Georgia PSC reject the recommended order and find that access charges continue to apply to these intrastate calls. If the Georgia PSC ultimately adopts the recommended order, the Company would incur a reduction in annual revenues of approximately $12.0 million. A final order has not yet been issued, and it appears unlikely that the Georgia PSC will take action.

Universal Service
The federal universal service program is under legislative, regulatory and industry scrutiny as a result of growth in the fund and structural changes within the telecommunications industry. The structural changes include the increase in the number of Eligible Telecommunications Carrier’s receiving money from the USF and a migration of customers from wireline service providers to providers using alternative technologies like VoIP that, as of the date of this report, are not required to contribute to the universal service program. There are several FCC proceedings underway that are likely to change the way universal service programs are funded and the way these funds are disbursed to program recipients. The specific proceedings are discussed in greater detail below.
In May 2001, the FCC adopted the Rural Task Force Order that established an interim universal service mechanism governing compensation for rural telephone companies for the ensuing five years. The interim mechanism has allowed rural carriers to continue receiving high-cost funding based on their embedded costs. On June 2, 2004, the FCC asked the Federal/State Joint Board on Universal Service (the “Joint Board”) to review the FCC’s rules as they pertain to rural telephone companies and to determine what changes, if any, should be made to the existing high-cost support mechanism when the interim funding program expires in June 2006. The Joint Board sought comment on such a mechanism on August 16, 2004, but has taken no further action. On May 8, 2006, the FCC extended the interim mechanism until the time the Commission adopts new high-cost support rules for rural carriers. In addition, the Joint Board sought comment on whether companies operating multiple distinct geographic market areas within a state should consolidate them for purposes of calculating universal service support. If the FCC implements this proposal, the Company’s universal service revenues would be reduced from their current level by approximately $8.5 million annually. On August 17, 2005, the Joint Board sought comment on four separate proposals to modify the distribution of high-cost universal service support. Each of the proposals provides state public service commissions a greater role in the support distribution process, which would remain subject to specific FCC guidelines. The Company cannot estimate the impact of the potential change from embedded cost to another methodology, or the impact of other potential changes to the fund contemplated by the Joint Board until the specific changes, if any, are determined.
On June 14, 2005, the FCC issued a notice of proposed rulemaking initiating a broad inquiry into the management and administration of the universal service programs. The notice of proposed rulemaking seeks comment on ways to streamline the application process for federal support and whether and how to increase audits of fund contributors and fund recipients in an effort to deter waste and fraud. The FCC is also considering proposals regarding the contribution methodology, which could change the types of service providers required to contribute to the fund (i.e. local exchange providers, wireless providers, long-distance providers, etc.) and the basis on which they contribute. As of the date of this report, the Company cannot estimate the impact that the potential changes, if any, would have on its operations.
On December 9, 2005, the FCC issued a notice of proposed rulemaking seeking comments on the need to redefine certain statutory terms established by the 96 Act. Changes to these defined statutory terms could result in a different allocation of Universal Service support to non-rural carriers. The Company receives approximately $9.5 million annually in non-rural universal service support and cannot estimate the financial impact resulting from changes to the definitions of the statutory terms until such changes, if any, are determined.
The FCC mandated that Universal Service Administrative Company (“USAC”) begin accounting for the USF program in accordance with generally accepted accounting principles for federal agencies effective October 1, 2004, rather than the accounting rules that USAC formerly used. This change in accounting method subjected USAC to the Anti-Deficiency Act (“ADA”), the effect of which could have caused delays in payments to USF program recipients and significantly increased the amount of USF regulatory fees charged to wireline and wireless consumers. In December 2004, Congress passed legislation to exempt USAC from the ADA for one year to allow for a more thorough review of the impact the ADA would have on the universal service program. In April 2005, the FCC tentatively concluded that the high-cost and low-income universal service programs are compliant with ADA requirements, and asked the OMB to make a final determination on this issue, which they have yet to do. The 2006 Science, State, Commerce and Justice Department appropriations bill includes a provision that prohibits the FCC from enacting a primary connection restriction on universal service support.
Emerging Competitive Technologies — VoIP
Voice telecommunications services utilizing IP as the underlying transmission technology (“VoIP”) are challenging existing regulatory definitions and raising questions concerning how IP-enabled services should be regulated, if at all. Several state commissions have attempted to assert jurisdiction over VoIP services, but federal courts in New York and Minnesota have ruled that the FCC preempts the states with respect to jurisdiction. These cases are on appeal. On March 10, 2004, the FCC released a notice of proposed rulemaking seeking comment on the appropriate regulatory treatment of IP-enabled communications services. The FCC indicated that the cost of the public switched telephone network should be borne equitably by the users and requested comment on the specific regulatory requirements that should be extended to IP-enabled service providers, including requirements relating to E-911, accessibility for the disabled, inter-carrier compensation and universal service. Although the FCC’s rulemaking regarding IP-enabled services remains pending, the FCC has adopted a series of related orders establishing broad parameters for the regulation of those services.
On February 12, 2004, the FCC released an order declaring Pulver.com’s “free” IP-based, peer-to-peer service that requires specialized telephone equipment or software for computers was not a regulated “telecommunications service”, but rather was an unregulated “information service” subject to federal jurisdiction.
On April 21, 2004, the FCC denied a waiver petition filed by AT&T requesting that its IP telephony service be exempt from paying access compensation to wireline local service providers and from contributions to the universal service fund. The FCC ruled AT&T’s IP telephony service, which converted voice calls to an IP format for some portion of the routing over the public switched telephone network prior to converting the calls back to their original format, was a regulated “telecommunications service” subject to payment of access compensation to LECs, as well as the universal service fund.
On November 12, 2004, the FCC ruled that Internet-based service provided by Vonage Holdings Corporation (“Vonage”) should be subject to federal rather than state jurisdiction. The FCC has not yet determined how Vonage’s service should be classified for regulatory purposes, but is likely to address the “information service” vs. “telecommunications service” debate in its pending rulemaking regarding IP-enabled services. Several state commissions appealed the FCC’s Vonage decision, and these appeals are presently pending before the U.S. Eighth Circuit Court of Appeals.
On June 3, 2005, the FCC took swift action in response to several incidents where VoIP customers were unable to complete E-911 calls. The FCC ordered all VoIP service providers whose service is interconnected with the public switched telephone network to provide E-911 services to their customers no later than November 28, 2005.
On September 21, 2005, the FCC released its order on the Communications Assistance for Law Enforcement Act (“CALEA”) requirements for broadband and ISP services, including VoIP services. The FCC found that essentially, ISP and VoIP services are “telecommunications services” subject to CALEA requirements. Several appeals have been filed. If the FCC ultimately determines that IP-enabled services are not subject to similar regulatory requirements that are applicable to inter-exchange and local exchange service providers, including contributions to state universal service programs, inter-carrier compensation obligations, federal and state tax obligations and service quality metrics, the Company’s regulated local exchange operations will be competitively disadvantaged. However, until the FCC issues its decision in these proceedings, the Company cannot determine the extent of the impact on its operations, if any.
Broadband
On September 23, 2005, the FCC released an order declaring wireline broadband Internet access service (“DSL”) an “information service” functionally integrated with a telecommunications component and no longer subject to a higher level of regulation as compared to broadband cable modem service. This order establishes a framework that may eventually allow the Company’s DSL service to obtain regulatory parity with cable modem service, which is lightly regulated. The FCC order requires wireline broadband service providers, like the Company, to continue offering broadband access on a stand-alone basis to competing unaffiliated Internet service providers for one year, after which they will no longer be required to do so. Additionally, the order preserves the current method of assessing universal service contributions on DSL revenues for a 270-day period after the effective date of the order, or until the FCC adopts a new contribution methodology to the universal service fund. The order provides price cap companies the option to deregulate DSL, de-tariff DSL or keep DSL regulated as it is today. The Company could benefit from the decreased regulatory oversight of its DSL service through additional retail pricing flexibility. The Company’s DSL products are experiencing significant growth throughout its service areas and the primary DSL competitor is the historically less regulated cable modem service. The Company’s DSL products and services currently remain regulated by the FCC.
Because certain of the regulatory matters discussed above are under FCC or judicial review, resolution of these matters continues to be uncertain, and the Company cannot predict at this time the specific effects, if any, that the 96 Act, regulatory decisions and rulemakings, and future competition will ultimately have on its ILEC operations.

Product Distribution

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Millions)	2006	2005	2006	2005

Revenues and sales:
Product sales	$83.0	$81.2	$152.1	$150.0

Total revenues and sales	83.0	81.2	152.1	150.0

Costs and expenses:
Cost of products sold	77.6	76.5	141.9	141.4
Selling, general, administrative and other	2.1	3.4	5.3	5.9
Depreciation and amortization	0.4	0.5	0.8	1.1

Total costs and expenses	80.1	80.4	148.0	148.4

Segment income	$2.9	$0.8	$4.1	$1.6

Revenues and sales from the Company’s product distribution are derived from revenues associated with sales of telecommunications equipment to affiliated and non-affiliated communications companies. Revenues and sales from the Company’s product distribution operations increased $1.8 million, or 2 percent, and $2.1 million, or 1 percent, in the three and six months ended June 30, 2006, respectively, compared to the same periods of 2005. Sales of telecommunications equipment and data products to the Company’s affiliated entities decreased $0.6 million and $4.2 million in the second quarter of 2006, respectively, compared to the same periods in the prior year, due to the timing of capital expenditures in the Company’s wireline operations. Alternatively, sales to external customers increased $2.4 million and $6.3 million in the three and six months ended June 30, 2006, respectively, compared to the same periods of 2005. Segment income for the three and six months ended June 30, 2006, respectively, compared to the same periods of 2005, also increased $2.1 million, or 263 percent, and $2.5 million, or 156 percent, primarily due to improved margins on sales to affiliated companies. Prices for products sold to internal customers are established at a level that will allow the product distribution operations to recover its operating cost, plus a small operating profit.
Other

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Millions, except customers in thousands)	2006	2005	2006	2005

Revenues and sales:
Long-distance and network management services	$48.3	$42.9	$94.6	$86.3
Directory publishing	48.6	47.3	75.1	73.6
Telecommunications information services	4.1	3.5	8.1	8.7

Total revenues and sales	101.0	93.7	177.8	168.6

Costs and expenses:
Cost of services	31.4	38.4	60.6	72.4
Cost of products sold	35.4	34.9	55.2	55.8
Selling, general, administrative and other	12.8	13.3	25.8	25.2
Depreciation and amortization	1.1	1.1	2.2	2.1

Total costs and expenses	80.7	87.7	143.8	155.5

Segment income	$20.3	$6.0	$34.0	$13.1

Long-distance customers	1,761.7	1,779.8	—	—

Revenues and sales from the Company’s other operations are derived from revenues associated with publishing directories for affiliated and non-affiliated local exchange carriers; charges for long-distance services including toll-free calling card services, dedicated access conference calling and bill management performed in connection with our long-distance business; and charges to non-affiliated telecommunications companies for information services, primarily customer billing. Revenues and sales attributable to the Company’s other operations increased $7.3 million, or 8 percent, and $9.2 million, or 5 percent, in the three and six month periods ended June 30, 2006, respectively, compared to the same periods of 2005.
Revenues attributable to long-distance and network management services increased $5.4 million and $8.3 million in the three and six month periods ended June 30, 2006, respectively, as compared to the same periods in 2005, primarily are driven by new rate plans initiated in Georgia, Alabama and Nebraska markets during the second quarter of 2006 that offer monthly recurring charges for reduced billing rates for long distance services. In response to competitive pressures, the Company continues to introduce in its long-distance markets rate plans that provide customers with various billing options. In addition, the majority of the Company’s long distance customers are also local access customers. Therefore, the decline in long distance customers is consistent with the loss of access lines previously discussed. Telecommunications information services revenues changed slightly during the three and six months ended June 30, 2006, respectively, compared to the same periods of 2005, due to billings earned related to one of Alltel’s remaining unaffiliated wireline services customer, Valor. Following the spin-off and merger with Valor, the Company will no longer incur revenues for these activities. Revenues derived from directory publishing increased $1.3 million and $1.5 million in the three and six month periods ended June 30, 2006, respectively, compared to the same periods in 2005, primarily due to additional revenues for directory enhancements during the second quarter 2006.
Other operations segment income increased $14.3 million, or 238 percent, and $20.9 million, or 160 percent, in the three and six month periods ended June 30, 2006 compared to the same periods in 2005, primarily due to increased margins in the Company’s long-distance and network management operations. Although revenues and sales attributable to long-distance and network management services increased as discussed above, operating expenses for that business decreased $6.9 million and $10.8 million in the three and six month periods of 2006, respectively, compared to the same periods in 2005, primarily due to a decrease in the charges incurred from Alltel for carrying the Company’s long-distance traffic on Alltel’s network.
FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

	Six Months Ended
	June,
(Millions)	2006	2005

Cash flows from (used in):
Operating activities	$509.1	$469.8
Investing activities	(139.5)	(162.6)
Financing activities	(371.5)	(306.9)

Increase (decrease) in cash and short-term investments	$(1.9)	$0.3

Cash Flows-Operating Activities
Cash provided from operations is the Company’s primary source of liquidity. The increase in cash provided from operations for the six months ended June 30, 2006 compared to June 30, 2005 primarily reflected the changes in working capital requirements, including timing differences in the billing and collection of accounts receivable, purchase of inventory and payment of accounts payable and income taxes. During the first six months of 2006, the Company generated sufficient cash flows from operations to fund its capital expenditure requirements, dividend payments to Alltel and scheduled long-term debt payments as further discussed below. The Company expects to generate sufficient cash flows from operations to fund its operating requirements during the balance of 2006.
Cash Flows-Investing Activities
Capital expenditures are the Company’s primary use of capital resources. Capital expenditures for the six months ended June 30, 2006 were $155.4 million compared to $159.1 million for the same period in 2005. Capital expenditures in both years were incurred to construct additional network facilities and to upgrade the Company’s telecommunications network in order to offer other communications services, including Internet and broadband communications services. The Company funded substantially all of its capital expenditures through internally generated funds.
Cash Flows-Financing Activities
Dividend payments to Alltel were a significant use of capital resources for the Company. Dividend payments to Alltel amounted to $98.8 million in the six months ended June 30, 2006 compared to $107.5 million for the same period in 2005. As further discussed under “Liquidity and Capital Resources,” in connection with the spin-off, on July 17, 2006, the Company paid a special dividend to Alltel of $2.3 billion. The Company funded the special dividend payment from borrowings under a new senior secured credit agreement.
Retirements of long-term debt were $0.1 million for both the six months ended June 30, 2006 and 2005, respectively. Retirements of long-term debt in both periods reflected the required scheduled principal payments under the Company’s existing long-term debt obligations.

As previously discussed, the Company participates in the centralized cash management practices of Alltel. Under these practices, cash balances are transferred daily to Alltel bank accounts, and the Company obtains interim financing from Alltel to fund its daily cash requirements and invests short-term excess funds with Alltel. At both June 30, 2006 and 2005, the Company had a net payable to Alltel, which is included in Parent Company Investment in the accompanying unaudited combined balance sheets. During both the second quarter of 2006 and 2005, the Company reduced its overall net borrowings from Alltel. Reductions in advances to Alltel amounted to $272.6 million and $199.3 million in the six months ended June 30, 2006 and 2005, respectively.
Liquidity and Capital Resources
The Company believes that it has adequate operating cash flows to finance its ongoing operating requirements, including capital expenditures, repayment of long-term debt and payment of dividends. As previously discussed, in conjunction with the spin-off, On July 17, 2006, Alltel completed the spin-off of its wireline telecommunications business to its stockholders (the “Distribution”) and the merger of that wireline business with Valor (the “Merger”). Pursuant to the plan of Distribution and immediately prior to the effective time of the Merger with Valor described below, Alltel contributed all of the wireline assets in exchange for: (i) newly issued Company common stock (ii) the payment of a special dividend to Alltel in an amount of $2.3 billion and (iii) the distribution by the Company to Alltel of certain debt securities (the “Contribution”). In connection with the Contribution, the Company assumed approximately $261.0 million of long-term debt that had been issued by the Company’s wireline subsidiaries. Also in connection with the Contribution the Company borrowed approximately $2.4 billion through a new senior credit agreement that was used to fund the special dividend and pay down a portion of the $261.0 million long-term debt assumed by the Company in the Contribution. The debt securities issued by the Company to Alltel as part of the Contribution consisted of 8.625 percent senior notes due 2016 with an aggregate principal amount of $1,746.0 million (the “Company Securities”). The Company Securities were issued at a discount, and accordingly, at the date of Distribution to Alltel, the Company Securities had a carrying value of $1,703.2 million (par value of $1,746.0 million less discount of $42.8 million). Following the Contribution, Alltel distributed 100 percent of the common shares of the Company to its shareholders as a tax-free dividend. It also exchanged the Company Securities for certain Alltel debt held by certain investment banking firms. The investment banking firms subsequently sold the Company Securities in the private placement market.
Immediately following the Merger, the Company issued 8.125 percent senior notes due in 2013 in the aggregate principal amount of $800.0 million which was used in part to pay down the Valor credit facility in the amount of $781.0 million. As a result, Windstream assumed approximately $5.5 billion of long-term debt in connection with the Distribution and the Merger. By virtue of the merger, Windstream assumed $261.0 million in Alltel debt, of which $80.8 million (plus $8.1 million in related make-whole premiums and $1.9 million in accrued interest) was refinanced with borrowings from the credit facilities and/or a portion of the net proceeds from the issuance of the 2013 notes. Windstream also assumed $400.0 million in outstanding notes issued by subsidiaries of Valor (“Valor Notes”), which is equally and ratably secured with the debt under the new credit facility. Windstream is required to offer to repurchase any of the outstanding Valor Notes that may be tendered as a result of the merger, which constitutes a change of control under the indenture governing the Valor Notes, and will borrow additional amounts under the new credit facilities to the extent necessary to fund the purchase of any Valor Notes that are tendered.
Certain of the Company’s debt agreements contain various covenants and restrictions specific to the subsidiary that is the legal counterparty to the agreement. As of June 30, 2006, the Company was in compliance with all such covenants and restrictions.
At June 30, 2006, current maturities of long-term debt were $22.1 million. The Company expects to fund the payment of this obligation through operating cash flows.

Critical Accounting Policies
The Company prepares its consolidated financial statements in accordance with accounting principles generally accepted in the United States. In the Management’s Discussion and Analysis of Financial Condition and Results of Operations for the year ended December 31, 2005, the Company identified the critical accounting policies which affect its more significant estimates and assumptions used in preparing its consolidated financial statements. These critical accounting policies include evaluating the collectibility of trade receivables, accounting for pension and other postretirement benefits, calculating depreciation and amortization expense, determining the fair values of goodwill and other indefinite-lived intangible assets and accounting for current and deferred income taxes. There were no material changes to the Company’s critical accounting policies during the six month period ended June 30, 2006.
Legal Proceedings
The Company is party to various legal proceedings arising in the ordinary course of business. Although the ultimate resolution of these various proceedings cannot be determined at this time, management of the Company does not believe that such proceedings, individually or in the aggregate, will have a material adverse effect on the future results of operations or financial condition of the Company. In addition, management of the Company is currently not aware of any environmental matters that, individually or in the aggregate, would have a material adverse effect on the consolidated financial condition or results of operations of the Company.
Recently Issued Accounting Pronouncements
In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109”, which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. This Interpretation is effective for fiscal years beginning after December 15, 2006. The Company is currently evaluating the effects, if any, that this Interpretation may have on its consolidated financial statements.